EXHIBIT 10.3

SECOND AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT (SPENCER)

Pursuant to Section 14 of the Executive Employment Agreement effective as of March 1, 2003 (the “Agreement”) entitled “Waiver; Modification,” the parties to the Agreement hereby modify the Agreement in this Second Amendment (“Amendment”) as provided below.

Section 6(b)(iii) and 6(c)(iv) shall be amended by deleting the provisions in their entirety and by replacing them with the following sentence:

Continued participation in the Company’s fringe benefits set forth in Section 4(c); provided, however, that such continuation of benefits after termination shall not apply to those fringe benefits which require a minimum number of hours of employment for participation, such as 401k, life insurance and other employee insurance. The Company shall purchase medical benefits and insurance equivalent to the Company’s medical insurance and benefits coverage on the date of termination for the severance period; provided, however, if the Officer secures equivalent coverage for continued medical benefits and insurance for the severance period the cost of such coverage shall be reimbursed for the severance term.

The Officer, to the extent determined to be nondiscriminatory under the Company’s qualified employee benefit plans, shall become fully vested in his benefits under such plans. Additionally, the Officer shall become fully vested with respect to any of the Company’s non-qualified benefit plans in which he is a participant.

Section 6 shall be amended by adding the following provision as Section 6 (h):

(h)(vi) 280G GROSS UP. If the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans and programs of the Company (the “Aggregate Payment”) is determined to constitute a parachute payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive, prior to or coincident with the time any excise tax imposed by Section 4999 of the Code (the “Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount that, after the imposition of all penalties, income, excise and other federal, state and local taxes thereon, is equal to the sum of the Excise Tax on the Aggregate Payment and interest and penalties imposed with respect to the Excise Tax and such additional amount (“Additional Amount”). The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 6(e) shall be made by an independent auditor (the “Auditor”) selected by the Company. Notwithstanding the foregoing, in the event that the amount of the Executive’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial Additional Amount has been paid to the Executive under this Section 6(e), the Company shall pay to the Executive a further Additional Amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined in the same manner as the initial Additional Amount was determined so as to make the Executive whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon) and such additional amount paid by the Company. In the event the amount of the Executive’s Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to the Executive has been made, the Executive shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by the Executive and not refundable, all as determined by the Auditor. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

All other provisions of the Agreement and the First Amendment to the Agreement shall remain in full force except as amended by this Amendment.

Dated this 25th day of July 2007

FIRST STATE BANCORPORATION

BY:	/S/ MICHAEL R. STANFORD
TITLE:	PRESIDENT AND CEO

EXECUTIVE

/S/ CHRISTOPHER C. SPENCER
CHRISTOPHER C. SPENCER

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